CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our audit report, dated November 7, 2006, except for Note 12(b) , as to which the date is March 26, 2007 on the consolidated financial statements of Golden Oasis Exploration Corp. for the year ended July 31, 2006 in the Company’s amended Registration Statement on Form 20-F/A. We also consent to the application of such report to the financial information in the amended Registration Statement on Form 20-F/A, when such financial information is read in conjunction with the consolidated financial statements referred to in our report.

Vancouver, Canada	/s/ Morgan & Company

September 26, 2007	Chartered Accountants